Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE:
DATE: April 15, 2009
Investor Relations
CONTACT: Quynh McGuire
PHONE: 724-539-6559
Media Relations
CONTACT: Joy Chandler
PHONE: 724-539-4618
KENNAMETAL REVISES MARCH QUARTER EARNINGS GUIDANCE;
IMPLEMENTING FURTHER COST REDUCTION ACTIONS
•	Downturn in global markets steeper than anticipated

•	Implementing employee furloughs and more restructuring activities

•	Organic sales decline for March quarter of 32%

•	Expects EPS for March quarter of approximately $0.01, excluding charges related to restructuring and impairment

•	Expects positive cash flow from operating activities of $164 million for the nine months ended March 31, 2009
LATROBE, Pa., (April 15, 2009) — Kennametal Inc. (NYSE: KMT) today announced revised earnings guidance for the March quarter due to a steeper than expected downturn in global markets. In response to the lower than projected business levels, the company implemented further cost reduction and cash management initiatives in the March quarter. Also, the company plans to take further actions going forward, including additional restructuring. The company continues to take strong and focused steps to maximize cash flow.
“Global business conditions, particularly in Europe, declined further in the second half of the March quarter,” said Chairman, President and Chief Executive Officer Carlos Cardoso. “As we saw this trend developing, we reacted quickly with additional measures to reduce costs and support cash flow while continuing to execute our previously announced restructuring and other cost reduction programs. These measures included unpaid employee furloughs, a temporary suspension of matching company contributions to certain defined contribution employee benefit plans, and other related actions across our global enterprise. We will continue to implement additional cost reduction initiatives, including restructuring, as necessary. All of this will position Kennametal for growth once global markets begin to recover. We remain confident in our ability to effectively manage through the global economic downturn while continuing to serve our customers and preserve our competitive strengths,” Cardoso added.
Further Restructuring Actions
Kennametal intends to undertake further restructuring actions which are expected to generate $25 million in annual savings once fully implemented over the next six to nine months. The company expects to incur pre-tax cash charges of approximately $25 million in connection with the execution of these new initiatives. These new plans, together with restructuring programs previously announced over the past few quarters, are expected to produce annual ongoing pre-tax savings of $125 million once all are fully implemented. The combined total pre-tax charges related thereto are expected to be approximately $115 million, including approximately $61 million recorded through the March 2009 quarter. In addition to these restructuring programs, the company will continue to take other steps to adjust its costs and level of operations to the extent necessary and appropriate.
March Quarter Earnings Guidance
Kennametal’s organic sales declined from the prior year quarter by 32 percent for its fiscal third quarter ended March 31, 2009. As a result of lower than expected sales volumes, earnings per diluted share (EPS) for its fiscal 2009 third quarter are expected to be approximately $0.01, excluding charges related to restructuring and impairment. This expected EPS reflects an operating loss before charges of approximately $6 million as well as an income tax benefit. The charges related to restructuring for the March 2009 quarter are expected to be approximately $0.51 per share.
The company is currently performing an interim impairment test of goodwill and long-lived assets for certain of its businesses in view of the decline in sales and the impact and persistence of the global economic downturn. Upon completion of this testing, the company expects to record non-cash pre-tax impairment charges of $100 to $120 million for the March 2009 quarter. Reported results for the quarter are expected to be a loss per diluted share in the range of $1.75 to $2.00.
The company expects to report positive cash flow from operating activities of approximately $164 million for the nine months ended March 31, 2009. Based on capital expenditures of approximately $91 million, free operating cash flow for the same nine month period is expected to be approximately $73 million.
In addition, the company issued monthly order trends today and this information is available on the Investor Relations section of Kennametal’s corporate website at www.kennametal.com.

This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. You can identify forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance or event. Forward looking statements in this release concern, among other things, Kennametal’s expectations regarding its results for the third quarter and nine months ended March 31, 2009, timeframe for and results of impairment testing, cost savings initiatives, and additional restructuring activities, all of which are based on current expectations that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: continued uncertainty or further decline in global and regional economic conditions; availability and cost of the raw materials we use to manufacture our products; our ability to protect our intellectual property in foreign jurisdictions; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; energy costs; commodity prices; competition; integrating recent acquisitions, as well as any future acquisitions, and achieving the expected savings and synergies; business divestitures; demands on management resources; our ability to implement restructuring plans and cost savings initiatives; environmental remediation matters; demand for and market acceptance of new and existing products; future terrorist attacks or acts of war; and labor relations. These and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Kennametal Inc. (NYSE: KMT) is a leading global supplier of tooling, engineered components and advanced materials consumed in production processes. The company improves customers’ competitiveness by providing superior economic returns through the delivery of application knowledge and advanced technology to master the toughest of materials application demands. Companies producing everything from airframes to coal, from medical implants to oil wells and from turbochargers to motorcycle parts recognize Kennametal for extraordinary contributions to their value chains. As of the prior fiscal year end, customers bought approximately $2.7 billion annually of Kennametal products and services — delivered by our 14,000 talented employees in over 60 countries — with more than 50 percent of these revenues coming from outside North America. Visit us at www.kennametal.com. [KMT-E]